Exhibit 4.4

FORM OF

[NON-QUALIFIED] [INCENTIVE] STOCK OPTION AGREEMENT

DDI CORP.

December     , 2003

[Participant]

Re:	DDi Corp. Grant of [Non-Qualified] [Incentive] Stock Option

Dear :

DDi Corp. (the “Company”) is pleased to advise you that, pursuant to the Company’s Amended and Restated 2003 Management Equity Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors has granted to you on the date hereof (the “Grant Date”) stock options (the “Stock Options”) to acquire shares (the “Option Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the terms and conditions set forth herein.

[The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.] [The Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. If the Option does not qualify as such for any reason, then to the extent of such non-qualification, the Option shall be regarded as a non-qualified stock option.]

Certain capitalized terms used herein are defined in paragraph 9 below.

1. Non-Contingent Stock Options.

(a) Grant. Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by paragraph 6) (i) an option to purchase              shares of Common Stock (the “Tranche A1(a) Stock Option”), (ii) an option to purchase              shares of Common Stock (the “Tranche A2(a) Stock Option”) and (iii) an option to purchase              shares of Common Stock (the “Tranche A3(a) Stock Option” and, together with the Tranche A1(a) Stock Option and the Tranche A2(a) Stock Option, the “Non-Contingent Stock Options”).

(b) Exercise Price. The exercise price for the Non-Contingent Stock Options shall be as follows:

(i) for Tranche A1(a) Stock Options, the exercise price shall be $0.49 per Option Share (the “Tranche A1 Exercise Price”);

(ii) for Tranche A2(a) Stock Options, the exercise price shall be [insert value] [the Fair Market Value of the Common Stock as of the Grant Date] (the “Tranche A2 Exercise Price”); and

(iii) for Tranche A3(a) Stock Options, the exercise price shall be [insert value] [115% of the Fair Market Value of the Common Stock as of the Grant Date] (the “Tranche A3(a) Exercise Price”).

(c) Vesting. The Non-Contingent Stock Options granted hereunder may be exercised only to the extent they have become vested. The Non-Contingent Stock Options shall vest in increments of 33 1/3% commencing on the first anniversary of the Grant Date and on each eighteen (18) month anniversary thereof.

(d) Expiration Date. In no event shall any part of the Non-Contingent Stock Options be exercisable after December 12, 2013 (the “Expiration Date”), subject to earlier expiration as provided in paragraph 5 below should you cease to be an employee, officer or director of the Company or a Subsidiary.

2. Tranche A4 Stock Option.

(a) Grant. Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by paragraph 10) an option to purchase              shares of Common Stock at an exercise price of $0.001 per Option Share (the “Tranche A4 Stock Option”).

(b) Exercise. The Tranche A4 Stock Option may only be exercised if, as of December 12, 2005 (the “Bank Determination Date”), the Company and its Subsidiaries have met certain conditions with respect to the repayment of commitments, including accrued and upaid interest and certain fees and expenses (the “Bank Commitments”) incurred pursuant to the Second Amended and Restated Credit Agreement, dated as of December 12, 2003 (the “Senior Credit Agreement”), among certain Subsdiaries of the Company and the Lenders and agents named therein as follows:

(i) if the Bank Commitments have been permanently repaid by one hundred percent (100%) by the Bank Determination Date, then the Tranche A4 Stock Option may be exercised on or after such date to purchase              shares of Common Stock;

(ii) if the Bank Commitments have been permanently repaid by at least fifty percent (50%) but less than one hundred percent (100%) by the Bank Determination Date, then the Tranche A4 Stock Option (A) may be exercised in part on or after such date to purchase              shares of Common Stock and (B) shall be irrevocably forfeited in

part with respect to the option to purchase the remaining              shares of Common Stock; and

(iii) if the Bank Commitments have been permanently repaid by less than 50 percent (50%) by the Bank Determination Date, then the entire Tranche A4 Stock Option shall be irrevocably forfeited.

(c) Expiration Date. In no event shall any part of the Tranche A4 Stock Option be exercisable after the fifth anniversary of the date hereof, subject to earlier expiration as provided in paragraph 5 below should you cease to be an employee, officer or director of the Company or a Subsidiary.

3. Contingent Stock Options.

(a) Grant. Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by paragraph 6) (i) an option to purchase              shares of Common Stock at the Tranche A1 Exercise Price (the “Tranche A1(b) Stock Option”), (ii) an option to purchase              shares of Common Stock at the Tranche A2 Exercise Price (the “Tranche A2(b) Stock Option”), (iii) an option to purchase              shares of Common Stock at the Tranche A3 Exercise Price (the “Tranche A3(b) Stock Option” and, together with the Tranche A1(b) Stock Option and the Tranche A2(b) Stock Option, the “Tranche A1-A3(b) Stock Options”), (iv) an option to purchase              shares of Common Stock at the Tranche A1 Exercise Price (the “Tranche A1(c) Stock Option”), (v) an option to purchase              shares of Common Stock at the Tranche A2 Exercise Price (the “Tranche A2(c) Stock Option”), (vi) an option to purchase              shares of Common Stock at the Tranche A3 Exercise Price (the “Tranche A3(c) Stock Option” and, together with the Tranche A1(c) Stock Option and the Tranche A2(c) Stock Option, the “Tranche A1-A3(c) Stock Options”, and collectively with the Tranche A1-A3(b) Stock Options, the “Contingent Stock Options”).

(b) Vesting. The Contingent Stock Options granted hereunder may be exercised only to the extent they have become vested. The Contingent Stock Options shall vest in increments of 33 1/3% commencing on the first anniversary of the Grant Date and on each eighteen (18) month anniversary thereof.

(c) Exercise. Notwithstanding the satisfaction of any vesting requirements, (i) the Tranche A1-A3(b) Stock Options may only be exercised if, as of the Bank Determination Date, the Company and its Subsidiaries have repaid less than one hundred percent (100%) of the Bank Commitments and (ii) the Tranche A1-A3(c) Stock Options may only be exercised if, as of the Bank Determination Date, the Company and its Subsidiaries have repaid less than fifty percent (50%) of the Bank Commitments .

(d) Expiration Date. In no event shall any part of the Contingent Stock Options be exercisable after the Expiration Date, subject to earlier expiration as provided in paragraph 5 below should you cease to be an employee, officer or director of the Company or a Subsidiary.

4. Payment of Option Price.

(a) Any stock option granted hereunder, to the extent that the vesting and exercise conditions applicable to such stock option as described above have been satisfied, may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the applicable exercise price and (ii) the number of Option Shares to be acquired thereunder. Payment of the Option Price shall be made by one or more of the following means:

(i) in cash (including check, bank draft, money order or wire transfer of immediately available funds);

(ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the Option Price;

(iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Option Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board;

(iv) by authorizing the Company to withhold from issuance a number of Option Shares issuable upon exercise of the Option which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the Option Price; or

(v) by any combination of the foregoing.

(b) In the event you elect to pay the Option Price payable with respect to an option pursuant to clause (a)(ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) you must present evidence acceptable to the Company that you have owned any such shares of Common Stock tendered in payment of the Option Shares (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) you must deliver such Common Stock to the Company. Delivery for this purpose may, at your election, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to your broker to transfer, by book entry, such shares of Common Stock from a brokerage account held by you to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. You may not tender shares of Common Stock having a Fair Market Value exceeding the aggregate Option Price payable with respect to the option being exercised (plus any applicable taxes).

(c) In the event you elect to pay the Option Price payable with respect to an option pursuant to clause (a)(iv) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be withheld in payment and (B) you must present evidence acceptable to the Company that you have owned a number of shares of Common Stock at least equal to the number of Shares to be withheld in payment of the exercise price (and that such owned shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. You may not authorize the withholding of Shares having a Fair Market Value exceeding the aggregate Option Price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares shall no longer be issuable under such stock option.

5. Effect on Vesting and Expiration of Employment Termination. Notwithstanding anything contained herein to the contrary, the following special vesting and expiration rules shall apply if your employment with the Company terminates (i) prior to the Option becoming fully vested and exercisable and/or (ii) prior to the applicable expiration date:

(a) Death or Disability. If you die or become subject to a Disability while an officer or employee of the Company or a Subsidiary, then (i) all of the Stock Options, to the extent then vested and exercisable, shall remain exercisable by you, your executor or administrator or the person or persons to whom the Stock Options are transferred by will or the applicable law of descent and distribution (or such other persons as permitted by paragraph 10) for a one year period from the date of your death or Disability but in no event after any applicable expiration date and (ii) all of the Stock Options to the extent not already fully vested and exercisable will be forfeited.

(b) Retirement. If you cease to be an officer or employee of the Company or any Subsidiary upon the occurrence of your Retirement, (A) all of your Stock Options that were exercisable on the date of your Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of your Retirement, but in no event after the expiration date of the Stock Options; provided that you do not engage in Competition during such 90-day period unless you receive written consent to do so from the Board or the Committee, and (B) all of your Stock Options that were not exercisable on the date of your Retirement shall be forfeited immediately upon such Retirement; provided, however, that such Stock Options may become fully vested and exercisable in the discretion of the Committee.

(c) Mandatory Forfeiture. If you cease to be an officer or employee of the Company or a Subsidiary (i) as a result of termination by the Company or such Subsidiary for Cause or (ii) upon voluntary termination (other than upon the occurrence of your Retirement) without Good Reason, then, in each case, all of the Stock Options shall expire and be forfeited immediately upon such cessation, whether or not then vested and exercisable.

(d) Other Termination. Unless otherwise determined by the Committee, if you cease to be an officer or employee of the Company or a Subsidiary other than as set forth in Sections 5(a), 5(b) and 5(c) above, then (A) all of your Stock Options that were vested and exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 30 days after the date of such cessation, but in no event after any applicable expiration date; provided that you do not engage in Competition during such 30-day period unless you receive written consent to do so from the Board or the Committee and (B) all of your Stock Options that were not vested and exercisable on the date of such cessation shall be immediately forfeited upon such cessation.

6. Change in Control.

(a) Upon any Change of Control effected solely for cash consideration, (i) all of your Stock Options shall immediately become fully vested and exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in shares of Common Stock, shall be accelerated, immediately prior to the Change of Control and (ii) upon consummation of such Change of Control all Stock Options then outstanding and requiring exercise shall be forfeited unless assumed by an acquiring or surviving entity or its affiliate as provided in the following sentence.

(b) Upon any Change of Control where the consideration is a combination of cash and securities, (x) the percentage amount of your unvested Stock Options that shall become immediately vested and exercisable shall be equal to the percentage amount that cash consideration represents to the total consideration used in connection with such Change of Control and (y) the percentage amount of your unvested Stock Options that shall be converted into unvested Stock Options of the surviving entity resulting from such Change of Control shall be equal to the percentage amount that securities used as consideration represent to the total consideration used in connection with such Change of Control.

(c) Upon any Change of Control where cash is not used as any form of consideration, all your unvested Stock Options shall be converted into unvested Stock Options of the surviving entity resulting from such Change of Control.

(d) If, following a Change of Control, (A) your employment is terminated by the Company or the successor to the Company for Cause, or you voluntarily leave the successor to the Company without Good Reason within one year following the effective date of the Change of Control, then all of your unvested Stock Options shall be forfeited upon such termination and/or leave or (B) your employment is terminated by the Company or the successor to the Company without Cause, or you voluntarily leave the Company or the successor to the Company with Good Reason within two years following the effective date of the Change of Control, then all of your unvested Stock Options shall immediately vest upon such termination or leave.

7. Procedure for Exercise. You may exercise all or any portion of the Stock Options, to the extent it has vested and is exercisable and outstanding, at any time and from time to time prior to the applicable expiration date, by delivering written notice to the Company in the form attached hereto as Exhibit A, together with payment of the Option Price in accordance with the provisions of paragraph 4 above. The Stock Options may not be exercised for a fraction of an Option Share.

8. Withholding of Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of the Option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b) Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Option Shares under this Agreement.

9. Grant of Reload Option. In the event you exercise all or any portion of your Stock Options (the “Exercised Option”) and pay all or part of the Option Price with shares of Common Stock, the Company hereby grants to you (or such other persons as permitted by paragraph 10) an additional option (a “Reload Option”) for a number of Option Shares equal to the number of shares of Common Stock tendered or withheld in payment of the Option Price plus the number of shares of Common Stock, if any, tendered or withheld by you or withheld by the Company to satisfy any federal, state or local tax withholding requirements in connection with the exercise of the Exercised Option. The terms of each Reload Option, including the date of its expiration and the terms and conditions of its exercisability and transferability, shall be the same as the terms of the Exercised Option to which it relates, except that (i) the grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates and (ii) the exercise price for each Reload Option shall be the Fair Market Value of the Common Stock on the grant date of the Reload Option.

10. Transferability of Option. Unless the Committee determines otherwise, you may transfer the Option granted hereunder only by will or the laws of descent and distribution or to any of your Family Members by gift or a qualified domestic relations order as defined by the Code. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 10. Unless the Committee determines otherwise, the Option may be exercised only by you; by your Family Member if such person has acquired the Option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or representative of any of the foregoing[; provided that Incentive Stock Options may be exercised by any guardian or legal representative only if permitted by the Code and any regulations thereunder].

11. Conformity with Plan. The Stock Options are intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

12. Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your employment at any time (with or without Cause), nor confer upon you any right to continue in the employ or as a officer of the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility, and in the event of termination of employment (including, but not limited to, termination without Cause), any portion of the Stock Options that was not previously vested and exercisable shall expire and be forfeited. Nothing in this Agreement shall confer upon you any right to be selected again as a Plan participant, and nothing in the Plan or this Agreement shall provide for any adjustment to the number of Option Shares subject to the Option upon the occurrence of subsequent events except as provided in paragraph 9 (Reload Option) above and paragraph 14 (Adjustments) below.

13. Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Bank Commitments” has the meaning set forth in Section 2(b).

“Bank Determination Date” has the meaning set forth in Section 2(b).

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of one or more of the following events:

(i)	indictment of conviction of any felony (it being understood that if such Participant is not convicted of a felony within two (2) years of indictment (or later if any state or federal agency is actively prosecuting such felony), such options shall be reinstated),

(ii)	fraud, misappropriation, or embezzlement that would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

(iii)	failure or refusal, after reasonable notice, to perform the material duties of such person’s office,

(iv)	drug or alcohol abuse that would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

(v)	any willful misconduct or willful acts that materially impair the assets of operations of the Company and its subsidiaries, taken as a whole,

(vi)	acts of discrimination or sexual harassment that would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

(vii)	public statements disparaging the Company that are likely to cause material damage to the Company and its subsidiaries, taken as a whole.

“Change in Control” means the occurrence of one of the following events:

(i)	any “person” or “group” is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (for the purposes of this clause, such person shall be deemed to beneficially own any voting stock of a person held by any other person (the “parent entity”), if such person is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of such parent entity) or such person or group has the power, directly or indirectly, to elect a majority of the members of the board of directors of the Company;

(ii)	the sale of all or substantially all the assets of the Company to another person, or, the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or if the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of the Company are changed into or exchanged for cash, securities, or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the voting stock of the surviving person or transferee; or

(iii)	the Company is dissolved or liquidated.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board.

“Common Stock” shall mean the Common Stock, par value $.001 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

“Company” shall mean DDi Corp., a Delaware corporation, and (except to the extent the context requires otherwise) any subsidiary corporation of the Company as such term is defined in Section 424(f) of the Code.

“Competition” shall be deemed to occur if a person whose employment with the Company or a Subsidiary has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiary.

“Disability” shall mean a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

“Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, (i) if the Common Stock is listed on any national securities exchange or quoted on the Nasdaq National Market or Nasdaq Small Cap Market, weighted average of the closing sales price of the Common Stock on such exchange or market on the five (5) trading days immediately preceding the date of grant; or (ii) otherwise, the fair market value as determined by the Board of Directors of the Company, which determination shall be subject to approval by the Required Lenders; provided, further, that should such lenders not approve the determination of Fair Market Value, any dispute with regard to such valuation determinations shall be resolved by a neutral valuation firm of national standing approved by the Required Lenders; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

“Family Member” has the meaning given to such term in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

“Good Reason” means termination of employment by a Participant if (x) (a) such Participant’s annual base salary is materially reduced without Cause (unless there is a reduction in the base salary of substantially all comparably positioned employees or unless such Participant consents) or (b) the requirements of such person’s job materially and adversely are changed without Cause and without such Participant’s consent (including, without limitation, the relocation of the Participant’s place of employment to a location beyond 75 miles of his or her then current place of employment) and (y) such Participant terminates his or her position within 90 days of either (x)(a) or (x)(b) and states that the purpose for such termination is the events stated in (x)(a) or (x)(b).

“Grant Date” shall mean the date of this Agreement.

“Option Shares” shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock.

“Required Lenders” has the meaning given such term in the Senior Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute.

“Senior Credit Agreement” has the meaning set forth in Section 2(b).

“Subsidiary” shall mean a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

14. Adjustments.

(a) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, the number and kind of shares covered by the Stock Options and the exercise price of outstanding Stock Options. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan.

(b) Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in paragraph [9], the Committee may, in its discretion, (i) cancel any or all outstanding Option Shares in consideration for payment to you of an amount equal to the portion of the consideration that would have been payable to you pursuant to such transaction if the Stock Options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to you pursuant to such transaction if the Stock Options had been fully exercised immediately prior thereto would be less than the aggregate exercise price that would have been payable therefor, cancel any or all such Option Shares for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

15. Amendment or Substitution of Stock Options. The terms of the Stock Options may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate; provided that, except as otherwise provided in paragraph 14 (Adjustment) above, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent, and provided further that the Committee shall not reduce the exercise price of each of the Stock Options without approval of the stockholders of the Company.

16. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this

Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

17. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

20. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

22. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address appearing on the signature page to this Agreement and to the Company at 1231 Simon Circle, Anaheim, CA 92806, Attn: Timothy Donnelly, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

23. Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Option Shares.

* * * * *

Signature Page to Stock Option Agreement

Please execute the extra copy of this Agreement in the space below and return it to Timothy Donnelly at 1220 North Simon Circle, Anaheim, CA 92806, to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

DDI CORP.

By:

Name:
Title:

Enclosures:    1.     Extra copy of this Agreement

                                Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of	OPTIONEE

Name:
Address (please print)

EXHIBIT A

Form of Letter to be Used to Exercise Nonqualified Stock Option

Date

Attention:

I wish to exercise the stock option granted on December         , 2003 and evidenced by a Stock Option Agreement dated as of December         , 2003, to acquire              shares of Common Stock of DDi Corp. as follows:

	Options Shares	Option Price
Tranche A1 Option Shares		$0.49 per share
Tranche A2 Option Shares		[ ]
Tranche A3 Option Shares		[ ]
Tranche A4 Option Shares		$0.001 per share

In accordance with the provisions of paragraph 4 of the Stock Option Agreement, I wish to make payment of the exercise price (please check all that apply):

:☐	in cash
:☐	by delivery of shares of Common Stock held by me
:☐	by simultaneous sale through a broker of Option Shares
:☐	by authorizing the Company to withhold Option Shares

Please issue a certificate for these shares in the following name:

Name

Address

Very truly yours,

Signature

Typed or Printed Name

Social Security Number